<u>CLAIMS PURCHASE AGREEMENT</u>
(CALIFORNIA)

This CLAIMS PURCHASE AGREEMENT ("Agreement") entered into this _14th__ day of February, 2008, by and between XENI FINANCIAL SERVICES, CORP. ("Xeni"), a Florida corporation having its principal place of business at Windolph Center, Suite 1, 1020 NW 6th Street, Deerfield Beach, Florida 33442; and DEUTSCHE MEDICAL SERVICES, INC. ("COMPANY"), a California corporation having its principal place of business at 630 South Euclid Street, Anaheim, California 92802.

WHEREAS, COMPANY desires to sell and assign to Xeni workers compensation claims in the State of California for payment of prescription pharmaceutical compounds that are approved by applicable governmental regulatory agencies charged with administering and overseeing workers compensation claims for payment for prescription pharmaceutical compounds (each, a "Purchased Claim" and, collectively, "Purchased Claims") in exchange for payment as further described herein; and

WHEREAS, Xeni desires to purchase and accept such assignment of Purchased Claims, subject to the terms and provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. <u>Sale, Transfer and Assignment of Purchased Claims</u>. Subject to the terms and conditions set forth herein. COMPANY hereby exclusively and unconditionally sells, transfers and assigns to Xeni all of COMPANY's right, title and interest in, to and under (i) each Purchased Claim; and (ii) all proceeds of each Purchased Claim; and (iii) the billing and receipt of payment for each Purchased Claim from each insurance carrier, state agency or self-insured party (each, a "Payer"). COMPANY warrants and agrees that this Agreement supersedes any contract or agreement COMPANY may have entered into with another person or entity with respect to the sale, transfer and/or assignment of any and all Purchased Claims. Xeni's acquisition and acceptance of any assigned Purchased Claim is subject to the further terms and provisions herein set forth.

2. <u>Representations, Warranties and Covenants of COMPANY</u>. COMPANY represents and warrants to Xeni that:

(a) each Purchased Claim assigned to Xeni under this Agreement, both prior and after assignment (i) to the best of COMPANY's information, knowledge and belief after due diligence and applying no less than commercially reasonable standards, is, and shall be, a legitimate, assignable claim for payment for prescriptions of pharmaceutical compounds, actually provided and with proper patient consent and assignment of reimbursement rights; and (ii) shall not have been assigned, transferred, hypothecated or encumbered in whole or in part to any other person or entity;

(b) COMPANY (i) is and shall remain duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and in each jurisdiction in which it is required to be qualified to conduct business; (ii) is and shall remain qualified to do business in each state where the Purchased Claims are created, processed and/or paid, with all permits, licenses and approvals required to be qualified to conduct business; (iii) will Lawfully (as defined in Section 2(h)) perform under this Agreement; (iv) is and shall remain solvent; (v) has and shall maintain all the requisite authority and power to enter into this Agreement through the signatory below and perform under the terms and provisions of this Agreement; and (vi) has not entered into and will not enter into any agreement, contract or arrangement reducing the value of Purchased Claims assigned

under this Agreement or in any way purporting to assign Purchased Claims to any other person or entity or changing "pay to" addresses for Payer remittances except as permitted or required in advance and in writing by Xeni;

(c) all Purchased Claims submitted for assignment shall be California workers compensation claims for payment on prescription pharmaceutical compounds with associated NDC codes (as defined below) and expressly exclude Medicare and Medicaid claims;

(d) each Purchased Claim for which payment is accepted by Company shall be a Qualified Claim (as defined in Section 5);

(e) each Purchased Claim, and any information or documentation for each Purchased Claim or otherwise provided in connection with this Agreement, shall in each instance at the time given (i) be fully, properly and completely provided and documented; (ii) to the best of COMPANY's information, knowledge and belief, be true, correct, accurate, current and complete; and (iii) include all necessary or appropriate billing information, including the patient data sheet, a valid prescription and ADT/insurance information (including claim identification number, date of issuance and employer information);

(f) Company shall not cause or permit, through any direct or indirect act or omission, any liens, encumbrances or adverse claims of any kind or nature whatsoever on any Purchased Claim sold, transferred, delivered and assigned to Xeni;

(g) each Purchased Claim entered into MDwerks' proprietary MDwerks™ System (the "MDwerks System") shall (i) have arisen pursuant to presentation of a valid written prescription signed by a properly-licensed physician; (ii) have been dispensed and assigned to Xeni in accordance and compliance with all applicable laws, rules and regulations, and judicial and administrative decisions and actions ("Laws" or "Lawfully"); and (iii) be submitted consistent with the Fee Schedule (defined below);

(h) COMPANY's execution and performance under this Agreement is not affected by any action, suit, investigation or proceeding, does not create a breach or default under any agreements with any party and does not violate any Laws;

(i) COMPANY has properly and timely computed, reported and paid any and all taxes and assessments connected with its existence, operations and obligations, and no such taxes are or shall become a lien on the Purchased Claims assigned to Xeni or this Agreement;

(j) to the extent that COMPANY or anyone acting on its behalf has retained or retains any books and records with respect to Purchased Claims, (i) Xeni or its designees shall have reasonable access during normal business hours to all Purchased Claim related account records and any and all other documentation relating to the Purchased Claims, and (ii) COMPANY promptly shall furnish or cause to be furnished to Xeni all Purchased Claims information (including certified copies) when requested by Xeni;

(k) no Purchased Claim collection action has been initiated or taken by or on behalf of COMPANY or any other person or entity;

(l) in the event that any payment, remittance or explanation of benefits or other information regarding the Purchased Claim with respect to any Purchased Claim comes into the possession of COMPANY directly, or indirectly, including through any related party, COMPANY

will (i) hold such payments, remittances or explanations of benefits and other information in trust for the sole and exclusive benefit of Xeni (or its designees); (ii) segregate such remittances from other funds of COMPANY; and (iii) forward all such payments, remittances or explanations of benefits and other information in the same form as so received (with any necessary endorsements) within ten (10) days of receipt thereof to Xeni without any setoff, defense or counterclaim of any nature, with a full and complete accounting of all remittances received in payment or partial payment of any Purchased Claim;

(m) COMPANY and its Representatives (as defined below), including COMPANY's Purchased Claim processors, shall take such further acts, provide such further cooperation. information and documentation and execute such documents, instruments, certifications, statements, assurances and agreements as and when deemed by Xeni, or any billing company or lender working with or related to Xeni, reasonably necessary or appropriate to effectuate this Agreement and preserve Xeni's right, title, interest and value in, to and under the Agreement and any and all Purchased Claims, including their eligibility, legality, compliance, assignment, security, processing, administration, documentation, litigation, appeal, collection and prompt and full payment; and

(n) each and every one of these COMPANY representations and warranties is reaffirmed and re-made each and every time COMPANY submits a Purchased Claim to Xeni and/or receives any payment from Xeni.

3. Submission of Purchased Claim. Within one hundred twenty (120) days of the date of medical service, COMPANY (or Company's designated Associate) shall cause to be submitted claims that have been reviewed, scrubbed and processed through an appropriate clearinghouse; to Xeni for purchase. Full payments for all purchased claims, will be made each and every Tuesday, or Wednesday if Monday or Tuesday is a bank holiday, of the month by 5:00 PM PST via wire transfer as per the wire instructions in Exhibit C. Failure to meet the payment schedule will be considered as a material breach of this agreement.

4. Acceptance of Purchased Claim/Right to Return. Upon payment by Xeni of the Purchase Amount (as defined below), a Purchased Claim will be deemed assigned and accepted by Xeni without further act on the part of either Party and with no right or authority of COMPANY to impair, impede, withdraw or adversely affect such assignment. COMPANY understands and agrees that if (a) a Non-Compliant Claim or otherwise erroneous claim is processed into the MDwerks System and purchased by Xeni; (b) Company has requested the return of a Purchased Claim before the Purchased Claim is actually paid for by Xeni; (c) a Purchased Claim has not been purchased by Xeni within ten (10) days from Initial Submission; (d) a Payer has rejected or for any other reason not paid or acted on a Purchased Claim within ninety (90) days of Xeni's purchase; or (e) Xeni is notified by a Payer that it will not receive monies for a particular claimant because the Purchased Claim is deemed by Payer (i) not to be a valid claim for approved pharmaceutical compounds and re-billing is or would be unsuccessful or (ii) to be a "self-pay" patient responsibility or (iii) to be otherwise in dispute or litigation, then Xeni (x) may elect in the case of Section 4 (a), 4(d) or 4(e) to return and assign back such Purchased Claim pursuant to a written assignment agreement in form mutually satisfactory to the Parties, Xeni shall notify the payor that said claim's ownership has been changed to COMPANY, and the ownership of said returned Purchased Claim will revert to COMPANY automatically upon Xeni's action to re-assign and Xeni's delivery of its assignment form to COMPANY, provided that a return under Section 4(d) of a Purchased Claim rejected by a Payer must be made within five (5) days of Xeni's receipt of same; or (y) shall in the case of Section 4(b) or 4(c) return such Purchased Claim to COMPANY without having purchased it (any such case

being a "Returned Claim"). Any corrective information requested from COMPANY by Xeni to attempt a re-billing must be provided within seven (7) days of Xeni's request.

5. Payment.

(a) A Purchase Claim accepted by Xeni will be reviewed by Xeni to determine whether it is creditworthy for payment to COMPANY ("Qualified Claim"), including (i) if having been deemed eligible by Payer for the specified treatment and has been issued a Payer case number (claim number); (ii) complying with the terms and provisions of this Agreement; and (iii) based on payment history. Within twenty-four (24) hours of the date Xeni deems a Purchased Claim to be a Qualified Claim, Xeni will pay COMPANY by wire transfer of immediately available funds into a United States bank account designated by the applicable recipient an amount ("Purchase Amount") representing sixty percent (60%) of the Expected Collection Amount (the "ECA") for each Purchased Claim. The ECA is the usual and customary value determined by California code of Regulations, Title 8, Chapter 4.5 Division of Workers' Compensation pharmacy fee schedule should be paid by a Payer for compounded medications. Attached as Exhibit A is a Fee Schedule listing ECAs / Usual and Customary and Purchase Amounts for Purchased Claims that would be purchased if otherwise meeting the criteria for Qualified Claims and successfully submitted. COMPANY acknowledges and agrees that the rates set forth in Exhibit A are believed to be current. Xeni reserves the right, on at least five (5) days prior written notice to and with written approval by COMPANY, to adjust and modify the Fee Schedule, ECAs and Purchase Amounts whenever there is (i) an error, inaccuracy, change, reduction or decrease or increase in the NDC fee for any Pharma component, or in the aggregate allowable Pharma compound billing fee paid by Payers. Further, Xeni may elect to offer to purchase Purchased Claims not on the Fee Schedule ("Off Schedule Claims") on mutually agreed upon Purchase Amounts, subject to this Agreement, and any additional terms and provisions specified. If accepted by COMPANY, such Off Schedule Claims will be added to the Fee Schedule.

(b) In the event any Purchased Claim is ruled or otherwise determined by any government authority not to be a workers compensation claim, then Xeni shall have no obligation to pay COMPANY any amount with respect to such Purchased Claim and shall have the right to deduct from any other Purchased Claims or charge back any payments made by Xeni with respect to such Purchased Claim, including amounts due COMPANY hereunder with respect to other Qualified Claims successfully submitted to Payers, and to otherwise obtain immediate reimbursement for payment from COMPANY.

(c) Each calendar month during the term of this Agreement COMPANY shall sell, transfer and assign to Xeni Qualified Claims the aggregate ECA of which is equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) ("Monthly Target"); provided, however, that if the volume of Purchased Claims acquired by the Company in its usual and customary fashion is less than the Monthly Target, then Company shall make good faith best efforts to increase the volume of Purchased Claims acquired by Company to the Monthly Target. Within ten (10) days of the end of each calendar month, Xeni shall provide COMPANY with a Claims Purchase Availability Report substantially in the form attached hereto as Exhibit B. Notwithstanding anything in this Agreement, in no event is Xeni obligated to accept Qualified Claims for purchase in excess of the Monthly Target.

(d) In the event Xeni elects or is required to assign back to COMPANY a Returned Claim under any of the circumstances described in Section 4 above, COMPANY shall immediately provide replacement Purchased Claim(s) ("Replacement Claim(s)") sufficient in value to replace the value of the Returned Claim and otherwise meeting the terms and provisions of this

Agreement and acceptable to Xeni. COMPANY shall pay a fee of $5.00 for each Replacement Claim processed by or on behalf of Xeni. For each and every (i) Returned Claim not replaced at full value by Replacement Claim(s) as herein provided; (ii) obligation and indebtedness to Xeni not timely satisfied; and (iii) instance of a breach or fraud by COMPANY under this Agreement, in addition to any fees payable by COMPANY to Xeni hereunder, Xeni will have full recourse against COMPANY and/or may adjust, set off or deduct any amounts from future sums due COMPANY.

6. Intentionally Deleted.

7. Term of Agreement; Survival.

(a) This Agreement shall remain in full force and effect for a term of thirty-six (36) months from the date of this Agreement (the "Initial Term"); provided, however, this Agreement may be terminated at any time by a non-breaching Party upon any material breach of this Agreement by the other Party.

(b) The obligations, indebtedness, covenants, agreements, representations and warranties made by COMPANY under this Agreement or in any certificate or instrument connected herewith shall continue in full force and effect regardless of any disclosure, investigation or knowledge of any Party, whether before or after the date of this Agreement.

8. Payment by COMPANY of Invoiced Amounts. The payment of any obligation or indebtedness owed to Xeni by COMPANY shall, except as otherwise specified in this Agreement or by Xeni in writing, be paid within thirty (30) days of the date on which Xeni sends the applicable invoice. If any such payment is late, the unpaid amount shall accrue interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law.

9. Indemnification.

(a) COMPANY covenants and agrees that in no event shall Xeni, MDwerks or their respective Representatives be liable to COMPANY, and COMPANY hereby waives against Xeni, MDwerks and their Representatives, (i) any claim, injury, demand or judgment based on tort, product liability or other grounds (including warranty of merchantability or fitness for any particular use) arising out of the stocking, sale, compounding and dispensing of any product or prescription; (ii) any good faith act or omission of Xeni or any Representative directly or indirectly connected with this Agreement; and (iii) any indirect, consequential, incidental or special damages or lost profits directly or indirectly connected with this Agreement.

(b) COMPANY further covenants and agrees to defend, indemnify and hold Xeni, MDwerks and their Representatives harmless from and against any and all threatened or actual claims, damages, injuries, demands, judgments, losses, liabilities, costs, expenses and fees, including payment of all reasonable legal and accounting fees and expenses, incurred or awarded, in investigating, prosecuting and defending actions or threatened actions of any nature, arising out of or relating to this Agreement or the transactions contemplated hereby or the use of proceeds herefrom, or an alleged or actual breach hereof. "Representatives" means officers, shareholders, directors, employees, representatives and designees, and their respective successors and assigns of each party with whom the term is associated.

(c) Xeni covenants and agrees to defend, indemnify and hold COMPANY and its Representatives harmless from and against any and all threatened or actual claims, damages, injuries, demands, judgments, losses, liabilities, costs, expenses and fees, including payment of all

reasonable legal and accounting fees and expenses, incurred or awarded, in defending actions of any nature, to the extent arising out of or relating to Xeni's gross negligence or willful misconduct arising in connection with this Agreement.

(d) Neither Xeni nor MDwerks shall be liable for any delay, failure or losses attributable to non-performance due to force majeure and other causes beyond its control, including acts of God, labor disputes, changes in Law, war, terrorism, natural disasters, epidemics or acts or omissions of third parties.

10. Advertising and Promotional Control. The terms and provisions of this Agreement, other than its existence, shall be kept confidential and not disclosed without the consent of both Parties, unless disclosed in good faith by a Party because deemed necessary or appropriate to comply with any Law (including public company disclosure requirements) or judicial or administrative order or directive and except that Xeni may issue a press release upon execution of this Agreement disclosing, its execution, the Parties, a brief description of the transaction, a quote from each Party's Representative and contact information. Any use of a Party's trade name or other intellectual property must be approved in writing by the Party holding such trademark or other intellectual property prior to use. Nothing herein shall be deemed to grant to either Party any right, title or interest in or to the other Party's trade name or intellectual property.

11. Entire Agreement. This Agreement, together with any accompanying exhibits and schedules, constitutes the entire agreement between the Parties and supersedes all prior negotiations and agreements (whether oral or written) and shall not be altered or amended except by mutual written consent by Xeni and COMPANY.

12. Assignment. This Agreement shall not be assigned or delegated by COMPANY and any assignment without consent shall be void ab initio and of no force or effect. XENI may assign to a lender or a related entity or to a financier of any of them, this Agreement. Other than as permitted in the preceding sentence, an assignment by Xeni shall require COMPANY's written consent..

13. Successors; Guaranty.

(a) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

14. Notices and Wire Instructions. (a) All notices required or provided for under this Agreement shall be in writing, sent by certified or registered mail (postage prepaid, return receipt requested) or overnight delivery service by nationally-recognized courier service which requires a receipt (such as Federal Express), shall be addressed to the receiving Party's address first listed above, and shall be effective upon receipt. A copy of any notice to Xeni shall be sent to Stephen P. Katz, Esq., Peckar & Abramson, P.C., 70 Grand Avenue, River Edge, NJ 07661.

(b) Attached as Exhibit C are the wiring instructions of each Party. Except as otherwise agreed in writing by the Parties, all monies to be paid or transferred in connection with this Agreement shall be wire transferred.

(c) A change in (i) address for receipt of notice or (ii) wire instructions, shall be made in the same manner as provided in this Section 14.

15. No Partnership. Neither Party is or shall be construed or held to be a partner, joint venturer or associate of the other in the conduct of its business.

16. Severability. If any provision of this Agreement is found to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid and enforceable, or if it cannot be so modified, then severed. The remaining provisions shall remain in full force and effect.

17. Strict Enforcement. Failure by Xeni to strictly enforce any provision of this Agreement shall not operate or be construed as a waiver of that provision nor as a modification of this Agreement. No waiver by Xeni of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or violation thereof and shall not be construed to be a modification of this Agreement.

18. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, County of Orange without regard to the principles of conflict of laws thereof.

19. Negotiation of Parties. The Parties agree that this Agreement was reached through negotiation by the Parties and that no presumption shall attach to the Party drafting this Agreement regarding the construction, operation or interpretation of this Agreement.

20. Captions and Interpretations. Captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Use in this Agreement of words like "hereof," "herein" and "hereunder" shall refer to the Agreement as a whole and not to any particular provision; words like "include(s)" or "including" shall mean "including but not limited to"; "will" and "shall" have the same meaning; and words like "terms and provisions" mean "terms, conditions, provisions, agreements and undertakings." Exhibits are an integrated part of this Agreement. The use of any gender or the neuter herein shall also refer to the other gender or the neuter, and the use of the plural shall also refer to the singular and vice versa. Except when otherwise expressly stated, any decision, act, undertaking or inaction by Xeni or its Representatives shall be deemed to be in Xeni's or the Representative's sole and absolute, good faith discretion. Each of Xeni and COMPANY may be referred to as a "Party" or collectively as "Parties".

21. Third Party Beneficiary. Any lender, assignee or other designee of Xeni shall expressly be deemed a third party beneficiary for purposes of the representations, warranties, covenants and agreements of COMPANY under this Agreement.

22. Remedies. All of the rights and remedies granted hereunder will be cumulative and are not in the alternative.

23. Counterparts; Faxed and Electronic Versions. This Agreement may be executed in two (2) or more counterparts, each of which is deemed an original, but all of which together are one and the same instrument. Faxed and electronic signatures shall be deemed original for purposes of evidencing this Agreement. Acceptance by COMPANY of any agreement or confirmation from Xeni by electronic mail shall be deemed enforceable against COMPANY.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Claims Purchase Agreement as of the day and year first above written.

XENI FINANCIAL SERVICES, CORP.

By: [signature]
Name: Howard B. Katz 3/10/08
Title: Chief Executive Officer

COMPANY: DEUTSCHE MEDICAL SERVICES, INC.

By: [signature] 2/11/08
Name: Tom Van Auken
Title President/Chief Executive Officer